Exhibit 99.1

Astoria Financial Corporation Reports 2016 First Quarter Earnings Per Common Share Of $0.16

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., April 27, 2016 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", or the "Company"), the holding company for Astoria Bank (the "Bank") today reported net income available to common shareholders of $16.4 million, or $0.16 diluted earnings per common share ("diluted EPS"), for the quarter ended March 31, 2016, compared to net income available to common shareholders of $17.1 million, or $0.17 diluted EPS, for the quarter ended March 31, 2015.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the results stated, "While we are very pleased with the continued growth that we have seen in both core and business deposits, we remain disappointed by the lack of net growth in our loan portfolio. We are particularly pleased that our effort to grow business deposits has been rewarded as evidenced by the results that we have experienced. In the first quarter, core deposits grew by approximately $143 million, with approximately $80 million of that growth coming in the form of business deposits. Core deposits now represent 80% of total deposits, up from 78% at the end of 2015 and business deposits totaled $1.13 billion at March 31, 2016."

Board Declares Quarterly Cash Dividend of $0.04 Per Share
On April 21, 2016, the Board of Directors of the Company declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on May 17, 2016 to shareholders of record as of May 6, 2016. This is the eighty-fourth consecutive quarterly cash dividend declared by the Company.

First Quarter Earnings Summary
Net interest income for the quarter ended March 31, 2016 totaled $83.3 million compared to $84.7 million for the previous quarter and $85.7 million for the 2015 first quarter. The net interest margin for the quarter ended March 31, 2016 was 2.36%, compared to 2.39% for the previous quarter and 2.34% for the 2015 first quarter. The decrease in net interest margin from the previous quarter is primarily due to a decrease in prepayment penalty income.

For the quarter ended March 31, 2016, a $3.1 million loan loss release was recorded compared to a $4.3 million release in the prior quarter and a $343,000 release recorded in the 2015 first quarter. Mr. Redman stated, "The current quarter's loan loss release reflects our overall strong credit metrics and the continued contraction in the overall loan portfolio including the positive impact of reductions in the balances of some of our higher risk asset classes."

Non-interest income for the quarter ended March 31, 2016 totaled $11.4 million, compared to $13.5 million for the previous quarter and $12.9 million for the 2015 first quarter. These decreases are primarily due to decreases in mortgage banking (loss) income, net and customer service fees.

General and administrative ("G&A") expense for the quarter ended March 31, 2016 totaled $69.5 million down from $74.5 million for the previous quarter and $70.1 million the 2015 first quarter. Mr. Redman commented, "The decrease in our G&A expense from the prior quarter is largely the result of a decrease of merger related expenses in the first quarter compared to the 2015 fourth quarter."

Balance Sheet Summary
Total assets at March 31, 2016 were $15.0 billion, a decrease of $52.7 million from December 31, 2015. The decrease was primarily due to a decline in the loan portfolio, which decreased $148.0 million from December 31, 2015, which was partially offset by an increase in the securities portfolio of $118.8 million.

The multi-family/commercial real estate ("MF/CRE") mortgage loan portfolio totaled $4.9 billion at March 31, 2016, an increase of $45.7 million from December 31, 2015 and represents 45% of the total loan portfolio. For the quarter ended March 31, 2016, MF/CRE loan originations totaled $217.4 million compared to $300.4 million for the prior quarter and $259.9 million for the 2015 first quarter. The MF/CRE loan production for the 2016 first quarter was originated with a weighted average loan-to-value ratio of approximately 42% and a weighted average debt coverage ratio of approximately 1.41. MF/CRE loan prepayments for the quarter ended March 31, 2016 totaled $136.3 million, down from $156.8 million for the previous quarter and $146.2 million for the 2015 first quarter. At March 31, 2016, the MF/CRE pipeline totaled $353.0 million.

The residential mortgage loan portfolio totaled $5.8 billion at March 31, 2016, compared to $6.0 billion at December 31, 2015. For the quarter ended March 31, 2016, residential loan originations for portfolio totaled $89.5 million compared to $102.9 million for the prior quarter and $140.5 million for the 2015 first quarter. The weighted average loan-to-value ratio of the residential loan production for portfolio was approximately 59% at origination for the quarter ended March 31, 2016. Residential loan prepayments for the quarter ended March 31, 2016 totaled $212.1 million, down from $243.9 million for the previous quarter and $279.8 million for the 2015 first quarter. At March 31, 2016, the residential mortgage pipeline totaled approximately $221.7 million.

Deposits totaled $9.1 billion at March 31, 2016, a decrease of $54.5 million from December 31, 2015. This decrease was primarily due to a decrease in higher cost certificates of deposit, partially offset by net increases in lower cost core deposits, particularly consumer and business checking deposits. Core deposits totaled $7.3 billion, or 80% of total deposits, and had a weighted average rate of 12 basis points at March 31, 2016.

Stockholders' equity totaled $1.68 billion, or 11.19% of total assets at March 31, 2016, an increase of $18.4 million from December 31, 2015. Astoria Bank's capital levels continue to be above the minimum levels required to be designated as "well-capitalized" for bank regulatory purposes. At March 31, 2016, Tier 1 leverage, Common Equity Tier 1 risk based, Tier 1 risk-based and Total risk-based capital ratios were 11.37%, 19.60%, 19.60% and 20.72%, respectively for Astoria Bank, and 10.35%, 16.48%, 17.93% and 19.04%, respectively for Astoria Financial Corporation. At March 31, 2016, Astoria Financial Corporation's tangible common equity ratio was 9.21%.

Asset Quality
Non-performing loans ("NPLs"), totaled $150.2 million, or 1.37% of total loans, at March 31, 2016, compared to $138.2 million, or 1.24% of total loans, at December 31, 2015. Included in the NPLs at March 31, 2016 is $49.3 million of loans which are current or less than 90 days past due compared to $54.3 million at December 31, 2015. Total delinquent loans and NPLs at March 31, 2016 were $238.2 million compared to $243.7 million at December 31, 2015. Net charge-offs for the quarter ended March 31, 2016 totaled $673,000 compared to net charge-offs of $1.2 million for the previous quarter and $757,000 for the 2015 first quarter. Other real estate owned declined to $12.7 million at March 31, 2016, compared to $19.8 million at December 31, 2015.

Future Outlook
Commenting on the Company's future outlook, Mr. Redman stated, "As we previously announced on October 29, 2015, we have entered into a definitive agreement to merge with New York Community Bancorp ("NYCB") which was approved by the respective shareholders of Astoria and NYCB at their recent shareholder meetings. We are very pleased that we are planning to merge with such a strong partner and, once the deal is closed, look forward to working with NYCB to continue to serve the communities which have come to rely on us for the past 127 years."

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $15.0 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.1 billion, is the second largest thrift depository in New York and provides the customers and local communities it serves with quality financial products and services through 88 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia.

Forward Looking Statements
This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment; changes in deposit flows, loan demand or collateral values; changes in accounting principles, policies or guidelines; changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; our ability to successfully implement technological changes; our ability to successfully consummate new business initiatives; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future; or our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

This communication contains certain forward-looking information about NYCB, Astoria, and the combined company after the close of the transaction that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of NYCB, Astoria and the combined company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by NYCB and Astoria with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; increases in competitive pressure among financial institutions or from non-financial institutions; effects of changes in existing U.S. government or government-sponsored mortgage programs; the ability to complete the proposed transaction, including obtaining regulatory approvals and approval by the stockholders of Astoria or NYCB, or any future transaction, successfully integrate NYCB's and Astoria's integration plan, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all; regulatory approvals may not be received on expected timeframes or at all; the possibility that personnel changes will not proceed as planned; the possibility that the cost of additional capital may be more than expected; the possibility that a change in the interest rate environment may reduce net interest margins; asset/liability re-pricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely; general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected; and environmental conditions, including natural disasters, may disrupt business, impede operations, or negatively affect the values of collateral securing loans.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	(Unaudited)
	At March 31,	At December 31,
	2016	2015
ASSETS
Cash and due from banks	$ 186,051	$ 200,538
Securities available-for-sale	388,878	416,798
Securities held-to-maturity
(fair value of $2,469,458 and $2,286,092, respectively)	2,443,503	2,296,799
Federal Home Loan Bank of New York stock, at cost	131,582	131,137
Loans held-for-sale, net	7,672	8,960
Loans receivable:
Mortgage loans, net	10,748,927	10,899,776
Consumer and other loans, net	256,154	253,305
	11,005,081	11,153,081
Allowance for loan losses	(94,200)	(98,000)
Total loans receivable, net	10,910,881	11,055,081
Mortgage servicing rights, net	9,900	11,014
Accrued interest receivable	36,139	34,996
Premises and equipment, net	108,172	109,758
Goodwill	185,151	185,151
Bank owned life insurance	441,935	439,646
Real estate owned, net	12,691	19,798
Other assets	160,982	166,535

TOTAL ASSETS	$ 15,023,537	$ 15,076,211

LIABILITIES
Deposits	$ 9,051,539	$ 9,106,027
Federal funds purchased	355,000	435,000
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,195,000	2,180,000
Other borrowings, net	249,354	249,222
Mortgage escrow funds	163,231	115,435
Accrued expenses and other liabilities	227,612	227,079

TOTAL LIABILITIES	13,341,736	13,412,763

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 shares issued and outstanding)	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 101,406,550 and 100,721,358 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	893,648	902,349
Retained earnings	2,053,897	2,045,391
Treasury stock (65,088,338 and 65,773,530 shares, at cost, respectively)	(1,342,998)	(1,357,136)
Accumulated other comprehensive loss	(54,207)	(58,617)

TOTAL STOCKHOLDERS' EQUITY	1,681,801	1,663,448

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 15,023,537	$ 15,076,211

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Share Data)

	For the Three Months Ended
	March 31,
	2016	2015
Interest income:
Residential mortgage loans	$47,375	$53,962
Multi-family and commercial real estate mortgage loans	46,805	47,492
Consumer and other loans	2,372	2,190
Mortgage-backed and other securities	16,904	15,070
Interest-earning cash accounts	120	89
Federal Home Loan Bank of New York stock	1,421	1,522
Total interest income	114,997	120,325
Interest expense:
Deposits	7,462	10,729
Borrowings	24,283	23,875
Total interest expense	31,745	34,604

Net interest income	83,252	85,721
Provision for loan losses credited to operations	(3,127)	(343)
Net interest income after provision for loan losses	86,379	86,064
Non-interest income:
Customer service fees	6,988	8,211
Other loan fees	534	553
Gain on sales of securities	86	-
Mortgage banking (loss) income, net	(37)	327
Income from bank owned life insurance	2,289	2,197
Other	1,541	1,645
Total non-interest income	11,401	12,933
Non-interest expense:
General and administrative:
Compensation and benefits	38,253	36,281
Occupancy, equipment and systems	19,391	19,658
Federal deposit insurance premium	3,530	4,201
Advertising	1,453	2,264
Other	6,895	7,708
Total non-interest expense	69,522	70,112

Income before income tax expense	28,258	28,885
Income tax expense	9,693	9,578

Net income	18,565	19,307

Preferred stock dividends	2,194	2,194

Net income available to common shareholders	$16,371	$17,113

Basic and diluted earnings per common share	$0.16	$0.17

Basic and diluted weighted average common shares outstanding	100,368,931	99,252,031

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended March 31,
		2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$5,961,860	$47,375	3.18%	$6,817,565	$53,962	3.17
Multi-family and commercial real estate	4,878,436	46,805	3.84	4,832,043	47,492	3.93
Consumer and other loans (1)	253,518	2,372	3.74	255,392	2,190	3.43
Total loans	11,093,814	96,552	3.48	11,905,000	103,644	3.48
Mortgage-backed and other securities (2)	2,729,321	16,904	2.48	2,504,112	15,070	2.41
Interest-earning cash accounts	162,233	120	0.30	130,744	89	0.27
Federal Home Loan Bank stock	132,896	1,421	4.28	144,495	1,522	4.21
Total interest-earning assets	14,118,264	114,997	3.26	14,684,351	120,325	3.28
Goodwill	185,151			185,151
Other non-interest-earning assets	743,391			721,508
Total assets	$15,046,806			$15,591,010

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW and demand deposit	$2,375,285	195	0.03	$2,208,170	189	0.03
Money market	2,608,009	1,765	0.27	2,378,929	1,555	0.26
Savings	2,125,860	265	0.05	2,230,405	275	0.05
Total core deposits	7,109,154	2,225	0.13	6,817,504	2,019	0.12
Certificates of deposit	1,904,346	5,237	1.10	2,550,291	8,710	1.37
Total deposits	9,013,500	7,462	0.33	9,367,795	10,729	0.46
Borrowings	3,962,709	24,283	2.45	4,236,228	23,875	2.25
Total interest-bearing liabilities	12,976,209	31,745	0.98	13,604,023	34,604	1.02
Non-interest-bearing liabilities	398,179			397,005
Total liabilities	13,374,388			14,001,028
Stockholders' equity	1,672,418			1,589,982
Total liabilities and stockholders' equity	$15,046,806			$15,591,010

Net interest income/
net interest rate spread (3)		$83,252	2.28%		$85,721	2.26
Net interest-earning assets/
net interest margin (4)	$1,142,055		2.36%	$1,080,328		2.34
Ratio of interest-earning assets to
interest-bearing liabilities	1.09x			1.08x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA
	At or For the
	Three Months Ended
	March 31,
	2016	2015
Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	4.25%	4.69%
Return on average tangible common stockholders' equity (1) (2)	4.82	5.37
Return on average assets (1)	0.49	0.50
General and administrative expense to average assets	1.85	1.80
Efficiency ratio (3)	73.45	71.07
Net interest rate spread	2.28	2.26
Net interest margin	2.36	2.34

Asset Quality Data (dollars in thousands)
Non-performing loans:
Current	$39,012	$55,954
30-59 days delinquent	7,935	6,469
60-89 days delinquent	2,308	952
90 days or more delinquent	100,967	55,504
Non-performing loans	150,222	118,879

Real estate owned	12,691	30,160
Non-performing assets	$162,913	$149,039

Net loan charge-offs	$673	$757

Non-performing loans/total loans	1.37%	1.01%
Non-performing loans/total assets	1.00	0.77
Non-performing assets/total assets	1.08	0.96
Allowance for loan losses/non-performing loans	62.71	92.95
Allowance for loan losses/total loans	0.86	0.93
Net loan charge-offs to average loans outstanding	0.02	0.03

Regulatory Capital Ratios
Astoria Bank:
Tier 1 leverage	11.37%	10.63%
Common equity tier 1 risk-based	19.60	18.00
Tier 1 risk-based	19.60	18.00
Total risk-based	20.72	19.23
Astoria Financial Corporation:
Tier 1 leverage	10.35%	9.56
Common equity tier 1 risk-based	16.48	14.85
Tier 1 risk-based	17.93	16.22
Total risk-based	19.04	17.44

Other Data
Cash dividends paid per common share	$0.04	$0.04
Book value per common share	15.30	14.68
Tangible book value per common share	13.48	12.83
Tangible common stockholders' equity/tangible assets (2) (4)	9.21%	8.39%
Mortgage loans serviced for others (in thousands)	$1,388,848	$1,440,812
Full time equivalent employees	1,479	1,582

(1)

Returns on average common stockholders' equity and average tangible common stockholders'
equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At March 31, 2016		At December 31, 2015		At March 31, 2015
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$5,731,303	3.34%	$5,941,914	3.33%	$6,614,151	3.34%
Multi-family and commercial real estate	4,876,068	3.64	4,832,847	3.67	4,848,942	3.75
Mortgage-backed and other securities (3)	2,832,381	2.67	2,713,597	2.74	2,532,945	2.78

Interest-bearing liabilities:
NOW and demand deposit	2,482,665	0.03	2,413,823	0.03	2,301,022	0.03
Money market	2,635,057	0.27	2,560,204	0.26	2,407,520	0.24
Savings	2,136,721	0.05	2,137,818	0.05	2,230,516	0.05
Total core deposits	7,254,443	0.12	7,111,845	0.12	6,939,058	0.11
Certificates of deposit	1,797,096	1.03	1,994,182	1.16	2,467,971	1.36
Total deposits	9,051,539	0.30	9,106,027	0.35	9,407,029	0.44
Borrowings, net	3,899,354	2.45	3,964,222	2.40	4,113,824	2.30

(1)     Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2) Mortgage loans exclude loans held-for-sale and non-performing loans, except non- performing residential mortgage loans which are current or less than 90 days past due.

(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com